UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2017

RED ROBIN GOURMET BURGERS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34851	84-1573084
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6312 S. Fiddler’s Green Circle, Suite 200N Greenwood Village, Colorado	80111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 846-6000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
On February 10, 2017, Red Robin Gourmet Burgers, Inc. (the “Company”) notified The NASDAQ Stock Market LLC (“NASDAQ”) that the Company had become aware of its noncompliance with NASDAQ Listing Rule 5605 (“Rule 5605”), which requires (i) that each compensation committee member must be an independent director and (ii) that independent directors must exercise oversight of the director nomination process, and that if such requirement is satisfied by having a nominations committee, then such committee must be comprised solely of independent directors.
Robert B. Aiken, a member of the Company’s board of directors (the “Board”), had been previously identified as an independent director and chaired the Company’s Compensation Committee and served on its Nominating and Governance Committee. In the course of its annual review of director independence in connection with the 2017 proxy season, the executive officers of the Company became aware that Mr. Aiken was not an independent director within the meaning of Rule 5605 because his brother-in-law is a current partner of KPMG LLP (“KPMG”), the Company’s outside auditor.
Upon discovering the foregoing, the Company promptly contacted Mr. Aiken, who then immediately resigned from the Compensation and Nominating and Governance Committees. Because the Company’s Compensation Committee and Nominating and Governance Committee each had four members prior to Mr. Aiken’s resignation, each of those Committees now consists solely of three independent directors. Accordingly, the Company has regained compliance with Rule 5605.
Rule 5605 also requires that a majority of the board be independent. Because all but one other member of the Company’s 10-person board are independent, the Company has had a majority of independent directors at all times since engaging KPMG as its outside auditor in March 2015, and will continue to be compliant going forward, even though Mr. Aiken has been deemed not independent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 15, 2017

RED ROBIN GOURMET BURGERS, INC.
By: /s/ Michael L. Kaplan
Name: Michael L. Kaplan
Title: Senior Vice President and Chief Legal Officer

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